Exhibit 10.1

SHOCKWAVE MEDICAL, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This Shockwave Medical, Inc. Amended and Restated Non-Employee Director Compensation Plan (this “Plan”) was originally adopted by the Board of Directors (the “Board”) of Shockwave Medical, Inc. (the “Company”) on February 20, 2019, and, as amended and restated below, was adopted by the Compensation Committee of the Board (the “Compensation Committee”) on April 5, 2023 and became effective on such date.

1.Eligibility. Each member of the Board who is not a full- or part- time officer or employee of the Company (a “Non-Employee Director”) is eligible to participate in this Plan during the period of the Non-Employee Director’s service as a member of the Board.

2.Annual Cash Fees.
a.Annual Board Member Fee. Each Non-Employee Director will earn cash compensation for service as member of the Board at an annual rate of $50,000 (such compensation, the “Annual Board Member Fee”).

b.Annual Non-Executive Chair Fee. Any Non-Employee Director serving as “Non-Executive Chair” of the Board will earn additional cash compensation for such service at an annual rate of $50,000 (such additional compensation, the “Annual Non-Executive Chair Fee”).

c.Annual Committee Chair Fees. Each Non-Employee Director serving as the chair of one or more of the following committees of the Board will earn cash compensation for such service at the annual rate set forth here (such compensation, the “Annual Committee Chair Fee”):

i.$22,500 for the chair of the Audit Committee of the Board (the “Audit Committee”);

ii.$17,500 for the chair of the Compensation Committee; and

iii.$12,500 for the chair of the Nominating and ESG Committee of the Board (the “Nominating and ESG Committee”).

d.Annual Committee Member Fee. Each Non-Employee Director serving as a non-chair member of one or more of the following committees of the Board will earn cash compensation for such service at the annual rate set forth here (such compensation, the “Annual Committee Member Fee”):

i.$10,000 for each member of the Audit Committee;

ii.$7,500 for each member of the Compensation Committee; and

iii.$5,000 for each member of the Nominating and ES

e.Payment. The Annual Board Member Fee, Annual Non-Executive Chair Fee, Annual Committee Chair Fee and Annual Committee Member Fee (together, the “Annual Fees”) earned by each Non-Employee Director will be paid quarterly in arrears no later than thirty (30) days after the last day of each calendar quarter. In the event that a Non-Employee Director serves on the Board, as Non-Executive Chair or as a chair or member of a committee for less than an entire quarter, the portion of the applicable Annual Fees earned and payable for such quarter will be prorated based on the number of days in such quarter for which such Non-Employee Director provided such service.

3.Initial Equity-Based Compensation for New Non-Employee Directors. Upon the election of a Non-Employee Director to the Board who has not previously served on the Board, such director shall receive an award (an “Initial Award”) of restricted stock units (“RSUs”) under the Shockwave Medical, Inc., 2019

Equity Incentive Plan (the “Equity Plan”), with a value equal to $277,500 based on the grant date closing price of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The grant date of the Initial Award shall be the date of such director’s election to the Board, or the earliest practicable date thereafter, as determined by the Company’s Chief Executive Officer or Chief Financial Officer. The Initial Award shall vest in equal annual installments over three years from the date of grant, subject to the applicable director’s continued service on the Board through the applicable vesting date. The Initial Award shall be granted pursuant to the Company’s standard form RSU award agreement, and subject to the terms and conditions therein.

4.Annual Equity-Based Compensation for Non-Employee Directors. An annual grant of RSUs (an “Annual Award”) shall be made under the Equity Plan to each Non-Employee Director following each annual meeting of stockholders of the Company. The Annual Award shall have a value equal to $215,000, based on the grant date closing price of the Common Stock. The grant date of the Annual Award shall be the date of such annual meeting of stockholders of the Company, or as the earliest practicable date thereafter, as determined by the Company’s Chief Executive officer or Chief Financial Officer. The Annual Award shall vest in full on the earlier of (i) one year following the date of grant or (ii) the following year’s annual meeting of stockholders, subject to the applicable director’s continued service on the Board through the vesting date. The Annual Award shall be granted pursuant to the Company’s standard form RSU award agreement, and subject to the terms and conditions therein.

5.Deferral of Compensation. Notwithstanding anything to the contrary in this Plan, any compensation under this Plan may be deferred pursuant to the terms of any deferred compensation program or plan implemented by the Compensation Committee.

6.Cash Equivalent for Equity Award. In each case where an Non-Employee Director is an equity partner or service provider of a private equity sponsor of the Company, and such sponsor has informed the Company in writing that it does not allow its equity partners or service providers, as the case may be, to accept awards of equity for compensation for services rendered to boards of directors of its portfolio companies, then such Non-Employee Director shall be eligible to receive a cash award in lieu of any Initial Award or Annual Award (each, a “Cash Equivalent Award”) with a value equal to the designated value of the equity award that would otherwise be provided hereunder, but otherwise subject to the same terms and conditions applicable to such award.

7.Administration. This Plan will be administered by the Board, or if the Board so determines in its discretion, by the Compensation Committee. The Board (or the Compensation Committee, as the case may be) will have the power to construe this Plan, to determine all questions hereunder, and to adopt and amend such rules and regulations for the administration of this Plan as it may deem desirable. All decisions, determinations, and interpretations of the Board (or the Compensation Committee, as the case may be) with respect to this Plan will be final and binding.

8.Transfer and Assignment. The right of a Non-Employee Director to receive the payment of all or a portion of an Annual Fee or to be granted an Initial Award or Annual Award may not be assigned, transferred, pledged or encumbered, other than by will or the laws of descent and distribution and any attempted assignment or transfer will be null and void.

9.Governing Law. This Plan will be administered, interpreted, and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

10.Amendment and Termination. The Board (or the Compensation Committee, if so authorized by the Board) may amend, modify or terminate this Plan for any reason at any time; provided, that no amendment, modification or termination, without the consent of the applicable Non-Employee Director, will materially adversely affect any then issued and outstanding Initial Award or Annual Award held by such Non-Employee Director.